4 Parkway North, Suite 400
Deerfield, IL 60015
www.cfindustries.com

CF Industries Holdings, Inc. Reports Nine Month 2019
Net Earnings of $438 Million, EBITDA of $1,314 Million
Operational Excellence, Low-Cost Production Drive Cash Generation
Positive Industry Fundamentals in Near- and Longer-Term
Trailing 12-Month Net Cash from Operating Activities of $1.5 Billion

DEERFIELD, IL—October 30, 2019—CF Industries Holdings, Inc. (NYSE: CF), a leading global fertilizer and chemical company, today announced results for its third quarter and nine months ended September 30, 2019.

Highlights

•	Nine month net earnings of $438 million(1), or $1.97 per diluted share; EBITDA(2) of $1,314 million; adjusted EBITDA(2) of $1,285 million

•	Third quarter net earnings of $65 million(1), or $0.29 per diluted share; EBITDA of $341 million; adjusted EBITDA of $349 million

•	Trailing 12-month net cash from operating activities of $1,457 million, free cash flow(3) of $830 million

•	Cash and cash equivalents of $1,019 million on the balance sheet as of September 30, 2019

•	Company to redeem $750 million in debt by end of year

•	Repurchased approximately 1.5 million shares during the quarter

Overview of Results

CF Industries Holdings, Inc. today announced for the first nine months of 2019 net earnings attributable to common stockholders of $438 million, or $1.97 per diluted share; EBITDA of $1,314 million; and adjusted EBITDA of $1,285 million. These results compare to the first nine months of 2018 net earnings attributable to common stockholders of $241 million, or $1.03 per diluted share; EBITDA of $1,080 million; and adjusted EBITDA of $1,062 million.

For the third quarter of 2019, net earnings attributable to common stockholders were $65 million, or $0.29 per diluted share; EBITDA was $341 million; and adjusted EBITDA was $349 million. These results compare to third quarter 2018 net earnings attributable to common stockholders of $30 million, or $0.13 per diluted share; EBITDA of $308 million; and adjusted EBITDA of $299 million.

“The CF team’s outstanding execution and our company’s position on the low end of the global cost curve continue to drive substantial cash generation and an industry-leading free cash flow yield,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. “Over the last 24 months, this superior cash flow generation has enabled us to repay $1.1 billion in debt, with another $750 million to be retired by the end of this year. Additionally, we repurchased more than 16 million shares for $750 million, distributed $550 million in dividends and invested approximately $400 million in growth. We believe our structural and operational advantages, along with positive nitrogen industry fundamentals, will continue to support our cash generation, allowing us to build on this track record in 2020 and beyond.”
________________________________________________________________

(1)
During the first nine months and third quarter of 2019, certain items impacted our financial results and their comparability to the relevant prior year periods. See the table accompanying this release for a summary of these items.

(2)
EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.

(3)
Free cash flow is defined as net cash from operating activities less capital expenditures and distributions to noncontrolling interests. See reconciliation of free cash flow to the most directly comparable GAAP measure in the table accompanying this release.

Operations Overview

CF Industries continued to operate safely and efficiently. As of September 30, 2019, the company’s 12-month rolling average recordable incident rate was 0.61 incidents per 200,000 work hours.

Gross ammonia production for the first nine months of 2019 was approximately 7.6 million tons, and for the third quarter was more than 2.3 million tons. The company expects gross ammonia production during the fourth quarter to be higher than in the third quarter with less maintenance activity scheduled for the final three months of the year.

Sales Overview

Net sales in the first nine months of 2019 were $3.5 billion compared to $3.3 billion in 2018 due primarily to higher average selling prices across all major products. Net sales in the third quarter of 2019 were similar to the third quarter of 2018.

Total sales volumes for the first nine months of 2019 and third quarter of 2019 were similar to the prior year periods.

Average selling prices for the first nine months of 2019 were higher year-over-year across all major products due to a tighter global nitrogen supply and demand balance than the prior year period and logistical issues in North America that limited supply at some inland locations. Average selling prices for the third quarter of 2019 were similarly higher for urea, urea ammonium nitrate (UAN) and ammonium nitrate (AN), and were lower for ammonia due to greater global supply availability.

Cost of sales in the first nine months of 2019 and the third quarter of 2019 decreased primarily due to lower realized natural gas costs partially offset by higher freight and distribution costs.

In the first nine months of 2019, the average cost of natural gas reflected in the company’s cost of sales was $2.86 per MMBtu compared to the average cost of natural gas in cost of sales of $3.14 per MMBtu in the first nine months of 2018. In the third quarter of 2019, the average cost of natural gas reflected in the company’s cost of sales was $2.24 per MMBtu compared to the average cost of natural gas in cost of sales of $3.19 per MMBtu in the third quarter of 2018.

Market Overview

The company expects that nitrogen industry fundamentals will continue to improve in both the near- and longer-term as the global market continues to tighten over the coming years.

In the near-term, demand from import-dependent regions should support global pricing. In North America, corn crop futures continue to support an increase in planted corn acres over the next two seasons. Outside of North America, demand for urea from India and Brazil remains positive. Through September 2019, India has imported 5.9 million metric tons of urea, a 36 percent increase over the same period in 2018. India is expected to issue 1-2 more tenders through March 2020. Imports of urea to Brazil through September 2019 were 3.5 million metric tons, up approximately three percent year-over-year.

The company expects that global demand growth for nitrogen over the next four years will outpace net capacity additions given the limited number of facilities currently under construction around the world, none of which are in North America. The company also expects Chinese coal-based nitrogen complexes to remain the global marginal urea producer and thus set the global price floor. Net Chinese-produced urea exports are likely to be in a range of 1-3 million metric tons annually, with higher nitrogen prices bidding in additional Chinese export tons at times when urea supply is needed worldwide.

Over this same time period, producers in North America are expected to continue to benefit from access to low-cost North American natural gas. For calendar years 2020-2023, the NYMEX Henry Hub natural gas forward strip is below $2.56 per MMBtu, below the 2019 NYMEX settlements through October of $2.65 per MMBtu.

Capital Expenditures

Capital expenditures in 2019 are projected to be approximately $425 million.

Liquidity

As of September 30, 2019, the company had cash and cash equivalents of $1,019 million on the balance sheet, had no borrowings outstanding under its $750 million revolving credit facility and was in compliance with all applicable covenant requirements under its debt instruments.

The company is currently executing a $1 billion share repurchase program that is authorized through 2021. During the third quarter of 2019, the company repurchased approximately 1.5 million shares for $72 million. From February 2019, when the share repurchase authorization was announced, through September 30, 2019, the company has repurchased approximately 5.7 million shares for $250 million.

On October 9, 2019, the company announced that its wholly owned subsidiary CF Industries, Inc. has elected to redeem in full the entire outstanding $500 million principal amount of its 7.125% Senior Notes (the “2020 Notes”) due May 2020, in accordance with the optional redemption provisions provided in the indenture governing the 2020 Notes. The 2020 Notes will be redeemed on November 13, 2019. Based on market interest rates on October 28, 2019, the company estimates that the total amount for the redemption of the 2020 Notes will be approximately $513 million, including accrued interest.

On October 30, 2019, the company announced that its wholly owned subsidiary CF Industries, Inc. has elected to redeem on December 13, 2019, $250 million principal amount, representing 50% of the currently outstanding $500 million principal amount, of its 3.400% Senior Secured Notes due December 2021 (the “2021 Notes”) in accordance with the optional redemption provisions provided in the indenture governing the 2021 Notes. Based on market interest rates on October 28, 2019, the company estimates that the total amount for the partial redemption of the 2021 Notes will be approximately $257 million, including accrued interest.

CHS Inc. Distribution

CHS Inc. (CHS) is entitled to semi-annual distributions resulting from its minority equity investment in CF Industries Nitrogen, LLC (CFN). The estimate of the partnership distribution earned by CHS, but not yet declared, for the third quarter of 2019 is approximately $49 million.

Consolidated Results

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$1,038	$1,040	$3,541	$3,297
Cost of sales	810	867	2,594	2,622
Gross margin	$228	$173	$947	$675
Gross margin percentage	22.0%	16.6%	26.7%	20.5%

Net earnings attributable to common stockholders	$65	$30	$438	$241
Net earnings per diluted share	$0.29	$0.13	$1.97	$1.03

EBITDA(1)	$341	$308	$1,314	$1,080
Adjusted EBITDA(1)	$349	$299	$1,285	$1,062

Tons of product sold (000s)	4,752	4,765	14,555	14,606

Supplemental data (per MMBtu):
Natural gas costs in cost of sales(2)	$2.24	$3.16	$2.87	$3.11
Realized derivatives loss (gain) in cost of sales(3)	—	0.03	(0.01)	0.03
Cost of natural gas in cost of sales	$2.24	$3.19	$2.86	$3.14

Average daily market price of natural gas (per MMBtu):
Henry Hub	$2.33	$2.90	$2.57	$2.91
National Balancing Point UK	$3.42	$8.40	$4.56	$7.98

Unrealized net mark-to-market loss (gain) on natural gas derivatives	$2	$(3)	$3	$(11)
Depreciation and amortization	$223	$233	$663	$667
Capital expenditures	$143	$133	$297	$278

Production volume by product tons (000s):
Ammonia(4)	2,336	2,456	7,564	7,424
Granular urea	1,206	1,296	3,836	3,675
UAN (32%)	1,584	1,595	4,810	4,957
AN	552	474	1,585	1,355
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(1)	See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.

(2)	Includes the cost of natural gas and related transportation that is included in cost of sales during the period under the first-in, first-out inventory cost method.

(3)	Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.

(4)	Gross ammonia production including amounts subsequently upgraded into other products.

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the company’s most concentrated form of nitrogen, containing 82 percent nitrogen. The results of the ammonia segment consist of sales of ammonia to external customers. In addition, ammonia is the “basic” nitrogen form that the company upgrades into other nitrogen products such as urea, UAN and AN.

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	(dollars in millions, except per ton amounts)
Net sales	$187	$192	$847	$778
Cost of sales	188	181	654	641
Gross margin	$(1)	$11	$193	$137
Gross margin percentage	(0.5)%	5.7%	22.8%	17.6%

Sales volume by product tons (000s)	720	657	2,548	2,415
Sales volume by nutrient tons (000s)(1)	590	539	2,089	1,981

Average selling price per product ton	$260	$292	$332	$322
Average selling price per nutrient ton(1)	317	356	405	393

Adjusted gross margin(2):
Gross margin	$(1)	$11	$193	$137
Depreciation and amortization	41	33	123	110
Unrealized net mark-to-market loss (gain) on natural gas derivatives	1	(1)	1	(3)
Adjusted gross margin	$41	$43	$317	$244
Adjusted gross margin as a percent of net sales	21.9%	22.4%	37.4%	31.4%

Gross margin per product ton	$(1)	$17	$76	$57
Gross margin per nutrient ton(1)	(2)	20	92	69
Adjusted gross margin per product ton	57	65	124	101
Adjusted gross margin per nutrient ton(1)	69	80	152	123
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2019 to 2018 first nine months and third quarter periods:

•	Ammonia sales volume increased for the first nine months and third quarter of 2019 compared to 2018 due to greater supply availability as a result of increased production.

•
Ammonia average selling prices increased for the first nine months of 2019 compared to 2018 due to a tighter nitrogen supply and demand balance. Ammonia average selling prices decreased for the third quarter of 2019 compared to 2018 due to increased global ammonia supply availability.

•
Ammonia adjusted gross margin per ton increased for the first nine months of 2019 compared to 2018 due primarily to higher average selling prices and lower realized natural gas costs. Ammonia adjusted gross margin per ton decreased for the third quarter of 2019 compared to 2018 due primarily to lower average selling prices partially offset by lower realized natural gas costs.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the company’s solid nitrogen products.

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	(dollars in millions, except per ton amounts)
Net sales	$327	$353	$1,103	$977
Cost of sales	207	238	686	682
Gross margin	$120	$115	$417	$295
Gross margin percentage	36.7%	32.6%	37.8%	30.2%

Sales volume by product tons (000s)	1,200	1,363	3,880	3,779
Sales volume by nutrient tons (000s)(1)	552	627	1,785	1,738

Average selling price per product ton	$273	$259	$284	$259
Average selling price per nutrient ton(1)	592	563	618	562

Adjusted gross margin(2):
Gross margin	$120	$115	$417	$295
Depreciation and amortization	66	74	211	214
Unrealized net mark-to-market (gain) loss on natural gas derivatives	—	(1)	1	(3)
Adjusted gross margin	$186	$188	$629	$506
Adjusted gross margin as a percent of net sales	56.9%	53.3%	57.0%	51.8%

Gross margin per product ton	$100	$84	$107	$78
Gross margin per nutrient ton(1)	217	183	234	170
Adjusted gross margin per product ton	155	138	162	134
Adjusted gross margin per nutrient ton(1)	337	300	352	291
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2019 to 2018 first nine months and third quarter periods:

•
Granular urea sales volume increased for the first nine months of 2019 compared to 2018 due to higher volumes of product available for sale as the company chose to favor granular urea production over UAN. Granular urea sales volume decreased for the third quarter of 2019 compared to 2018 due to lower volumes of product available for sale as a result of planned maintenance activities.

•
Urea average selling prices increased in the first nine months and third quarter of 2019 compared to 2018 due primarily to a tighter nitrogen supply and demand balance than the prior year periods, logistical issues in North America during the second quarter that limited supply at some inland locations, and a fertilizer application season that extended into the third quarter.

•
Granular urea adjusted gross margin per ton increased for the first nine months and third quarter of 2019 compared to 2018 due primarily to higher average selling prices and lower realized natural gas costs.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	(dollars in millions, except per ton amounts)
Net sales	$309	$270	$934	$892
Cost of sales	250	243	722	731
Gross margin	$59	$27	$212	$161
Gross margin percentage	19.1%	10.0%	22.7%	18.0%

Sales volume by product tons (000s)	1,741	1,620	4,880	5,109
Sales volume by nutrient tons (000s)(1)	550	513	1,537	1,615

Average selling price per product ton	$177	$167	$191	$175
Average selling price per nutrient ton(1)	562	526	608	552

Adjusted gross margin(2):
Gross margin	$59	$27	$212	$161
Depreciation and amortization	66	65	183	200
Unrealized net mark-to-market loss (gain) on natural gas derivatives	1	(1)	1	(4)
Adjusted gross margin	$126	$91	$396	$357
Adjusted gross margin as a percent of net sales	40.8%	33.7%	42.4%	40.0%

Gross margin per product ton	$34	$17	$43	$32
Gross margin per nutrient ton(1)	107	53	138	100
Adjusted gross margin per product ton	72	56	81	70
Adjusted gross margin per nutrient ton(1)	229	177	258	221
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2019 to 2018 first nine months and third quarter periods:

•
UAN sales volume for the first nine months of 2019 decreased compared to 2018 due to lower supply availability from lower production as the company chose to favor granular urea production over UAN. Sales volume for the third quarter of 2019 increased compared to 2018 due primarily to the impact of late planting in North America that delayed some fertilizer shipments and applications into the third quarter of 2019.

•
UAN average selling prices improved in the first nine months and third quarter of 2019 compared to 2018 due primarily to a tighter nitrogen supply and demand balance than the prior year periods, logistical issues in North America during the second quarter that limited supply at some inland locations, and a fertilizer application season that extended into the third quarter.

•	UAN adjusted gross margin per ton increased for the first nine months and third quarter of 2019 compared to 2018 due primarily to higher average selling prices.

AN Segment

CF Industries’ AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and also is used by industrial customers for commercial explosives and blasting systems. AN is produced at the company’s Yazoo City, Mississippi; Billingham, United Kingdom; and Ince, United Kingdom, complexes.

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	(dollars in millions, except per ton amounts)
Net sales	$136	$139	$389	$363
Cost of sales	100	129	308	320
Gross margin	$36	$10	$81	$43
Gross margin percentage	26.5%	7.2%	20.8%	11.8%

Sales volume by product tons (000s)	561	601	1,590	1,586
Sales volume by nutrient tons (000s)(1)	188	202	533	535

Average selling price per product ton	$242	$231	$245	$229
Average selling price per nutrient ton(1)	723	688	730	679

Adjusted gross margin(2):
Gross margin	$36	$10	$81	$43
Depreciation and amortization	24	35	67	67
Unrealized net mark-to-market (gain) loss on natural gas derivatives	—	—	—	—
Adjusted gross margin	$60	$45	$148	$110
Adjusted gross margin as a percent of net sales	44.1%	32.4%	38.0%	30.3%

Gross margin per product ton	$64	$17	$51	$27
Gross margin per nutrient ton(1)	191	50	152	80
Adjusted gross margin per product ton	107	75	93	69
Adjusted gross margin per nutrient ton(1)	319	223	278	206
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2019 to 2018 first nine months and third quarter periods:

•
AN sales volume for the first nine months of 2019 compared to 2018 was similar. Sales volume for the third quarter of 2019 was lower compared to 2018 due primarily to a delayed harvest in the United Kingdom affecting the timing of fertilizer purchases.

•	AN average selling prices improved for the first nine months and third quarter of 2019 compared to 2018 due to a tighter global nitrogen supply and demand balance than the prior year periods.

•	AN adjusted gross margin per ton was higher for the first nine months and third quarter of 2019 compared to 2018 due primarily to lower realized natural gas costs and higher average selling prices.

Other Segment

CF Industries’ Other segment includes diesel exhaust fluid (DEF), urea liquor, nitric acid and compound fertilizer products (NPKs).

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	(dollars in millions, except per ton amounts)
Net sales	$79	$86	$268	$287
Cost of sales	65	76	224	248
Gross margin	$14	$10	$44	$39
Gross margin percentage	17.7%	11.6%	16.4%	13.6%

Sales volume by product tons (000s)	530	524	1,657	1,717
Sales volume by nutrient tons (000s)(1)	103	102	327	335

Average selling price per product ton	$149	$164	$162	$167
Average selling price per nutrient ton(1)	767	843	820	857

Adjusted gross margin(2):
Gross margin	$14	$10	$44	$39
Depreciation and amortization	18	18	54	49
Unrealized net mark-to-market gain on natural gas derivatives	—	—	—	(1)
Adjusted gross margin	$32	$28	$98	$87
Adjusted gross margin as a percent of net sales	40.5%	32.6%	36.6%	30.3%

Gross margin per product ton	$26	$19	$27	$23
Gross margin per nutrient ton(1)	136	98	135	116
Adjusted gross margin per product ton	60	53	59	51
Adjusted gross margin per nutrient ton(1)	311	275	300	260
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(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. The company has presented adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2019 to 2018 first nine months and third quarter periods:

•
Other segment sales volumes decreased for the first nine months of 2019 compared to 2018 primarily due to lower nitric acid and NPK sales, partially offset by higher sales of DEF. Other segment sales volumes for the third quarter of 2019 compared to 2018 were similar.

•	Other average selling prices in the first nine months and third quarter of 2019 were lower compared to the prior year periods due to product mix.

•
Other segment adjusted gross margin per ton was higher for the first nine months and third quarter of 2019 compared to 2018 primarily due to lower realized natural gas costs, partially offset by lower average selling prices.

Dividend Payment

On October 9, 2019, CF Industries’ Board of Directors declared a quarterly dividend of $0.30 per common share. The dividend will be paid on November 29, 2019 to stockholders of record as of November 15, 2019.

Conference Call

CF Industries will hold a conference call to discuss its third quarter 2019 results at 10:00 a.m. ET on Thursday, October 31, 2019. This conference call will include discussion of CF Industries’ business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries is a leading global fertilizer and chemical company with outstanding operational capabilities and a cost-advantaged production and distribution platform. Our 3,000 employees operate world-class manufacturing complexes in Canada, the United Kingdom and the United States. We serve our customers in North America through an unparalleled production, storage, transportation and distribution network. We also reach a global customer base with exports from our Donaldsonville, Louisiana, plant, the world’s largest and most flexible nitrogen complex. Additionally, we move product to international destinations from our Verdigris, Oklahoma, facility; our Yazoo City, Mississippi, facility; our Billingham and Ince facilities in the United Kingdom; and a joint venture ammonia facility in the Republic of Trinidad and Tobago in which we own a 50 percent interest. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, and, on a segment basis, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, which are non-GAAP financial measures, provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, and free cash flow to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and statements about future financial and operating results.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the cyclical nature of the Company’s business and the impact of global supply and demand on the Company’s selling prices; the global commodity nature of the Company’s fertilizer products, the conditions in the international market for nitrogen products, and the intense global competition from other fertilizer producers; conditions in the U.S. and European agricultural industry; the volatility of natural gas prices in North America and

Europe; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness; operating and financial restrictions imposed on the Company by the agreements governing the Company’s senior secured indebtedness; risks associated with the Company’s incurrence of additional indebtedness; the Company’s ability to maintain compliance with covenants under the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with cyber security; weather conditions; risks associated with changes in tax laws and disagreements with taxing authorities; the Company’s reliance on a limited number of key facilities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; future regulatory restrictions and requirements related to greenhouse gas emissions; risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; risks involving derivatives and the effectiveness of the Company’s risk measurement and hedging activities; risks associated with the operation or management of the strategic venture with CHS (the “CHS Strategic Venture”), risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement with CHS over the life of the supply agreement, and the risk that any challenges related to the CHS Strategic Venture will harm the Company’s other business relationships; risks associated with the Company’s Point Lisas Nitrogen Limited joint venture; acts of terrorism and regulations to combat terrorism; risks associated with international operations; and deterioration of global market and economic conditions.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information:
Media	Investors
Chris Close	Martin Jarosick
Director, Corporate Communications	Vice President, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - mjarosick@cfindustries.com

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	(in millions, except per share amounts)
Net sales	$1,038	$1,040	$3,541	$3,297
Cost of sales	810	867	2,594	2,622
Gross margin	228	173	947	675
Selling, general and administrative expenses	56	53	176	163
Other operating—net	(30)	(11)	(63)	(29)
Total other operating costs and expenses	26	42	113	134
Equity in (losses) earnings of operating affiliate	(14)	5	(6)	30
Operating earnings	188	136	828	571
Interest expense	63	59	182	180
Interest income	(4)	(4)	(12)	(9)
Other non-operating—net	(4)	(2)	(7)	(6)
Earnings before income taxes	133	83	665	406
Income tax provision	19	12	113	73
Net earnings	114	71	552	333
Less: Net earnings attributable to noncontrolling interests	49	41	114	92
Net earnings attributable to common stockholders	$65	$30	$438	$241

Net earnings per share attributable to common stockholders:
Basic	$0.29	$0.13	$1.98	$1.03
Diluted	$0.29	$0.13	$1.97	$1.03
Weighted-average common shares outstanding:
Basic	219.0	233.5	221.2	233.8
Diluted	220.7	235.2	222.5	234.9

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	September 30, 2019	December 31, 2018
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$1,019	$682
Accounts receivable—net	311	235
Inventories	296	309
Prepaid income taxes	17	28
Other current assets	26	20
Total current assets	1,669	1,274
Property, plant and equipment—net	8,247	8,623
Investment in affiliate	87	93
Goodwill	2,344	2,353
Operating lease right-of-use assets	264	—
Other assets	291	318
Total assets	$12,902	$12,661

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$459	$545
Income taxes payable	7	5
Customer advances	184	149
Current operating lease liabilities	87	—
Current maturities of long-term debt	499	—
Other current liabilities	9	6
Total current liabilities	1,245	705
Long-term debt, net of current maturities	4,204	4,698
Deferred income taxes	1,235	1,117
Operating lease liabilities	181	—
Other liabilities	356	410
Equity:
Stockholders’ equity	2,980	2,958
Noncontrolling interest	2,701	2,773
Total equity	5,681	5,731
Total liabilities and equity	$12,902	$12,661

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	(in millions)
Operating Activities:
Net earnings	$114	$71	$552	$333
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	223	233	663	667
Deferred income taxes	31	35	116	37
Stock-based compensation expense	7	6	24	17
Unrealized net loss (gain) on natural gas derivatives	2	(3)	3	(11)
Unrealized loss on embedded derivative	1	1	3	2
Loss (gain) on disposal of property, plant and equipment	2	(1)	(43)	(1)
Undistributed losses (earnings) of affiliate—net of taxes	13	(2)	3	(5)
Changes in:
Accounts receivable—net	(1)	65	(79)	31
Inventories	(4)	(24)	17	(3)
Accrued and prepaid income taxes	(23)	(39)	12	13
Accounts payable and accrued expenses	27	20	(67)	(26)
Customer advances	163	292	35	224
Other—net	(45)	(9)	(36)	(35)
Net cash provided by operating activities	510	645	1,203	1,243
Investing Activities:
Additions to property, plant and equipment	(143)	(133)	(297)	(278)
Proceeds from sale of property, plant and equipment	8	3	71	19
Distributions received from unconsolidated affiliate	—	—	—	10
Insurance proceeds for property, plant and equipment	15	10	15	10
Other—net	—	—	—	1
Net cash used in investing activities	(120)	(120)	(211)	(238)
Financing Activities:
Financing fees	—	—	—	1
Dividends paid on common stock	(67)	(70)	(200)	(210)
Acquisition of noncontrolling interests in TNCLP	—	—	—	(388)
Distributions to noncontrolling interests	(100)	(80)	(186)	(139)
Purchases of treasury stock	(71)	(87)	(280)	(87)
Issuances of common stock under employee stock plans	11	6	17	10
Shares withheld for taxes	—	—	(4)	(1)
Net cash used in financing activities	(227)	(231)	(653)	(814)
Effect of exchange rate changes on cash and cash equivalents	(2)	—	(2)	(4)
Increase in cash and cash equivalents	161	294	337	187
Cash and cash equivalents at beginning of period	858	728	682	835
Cash and cash equivalents at end of period	$1,019	$1,022	$1,019	$1,022

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS
Reconciliation of net cash provided by operating activities (GAAP measure) to free cash flow (non-GAAP measure):
Free cash flow is defined as net cash provided by operating activities, as stated in the consolidated statements of cash flows, reduced by capital expenditures and distributions to noncontrolling interests. The company has presented free cash flow because management uses this measure and believes it is useful to investors, as an indication of the strength of the company and its ability to generate cash and to evaluate the company’s cash generation ability relative to its industry competitors.

	Nine months ended	Twelve months ended
	September 30, 2019	September 30, 2019

Net cash provided by operating activities	$1,203	$1,457
Capital expenditures	(297)	(441)
Distributions to noncontrolling interests	(186)	(186)
Free cash flow	$720	$830

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS (CONTINUED)
Reconciliation of net earnings attributable to common stockholders and net earnings attributable to common stockholders per ton (GAAP measures) to EBITDA, EBITDA per ton, adjusted EBITDA and adjusted EBITDA per ton (non-GAAP measures), as applicable:
EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interests.
The company has presented EBITDA and EBITDA per ton because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.
Adjusted EBITDA is defined as EBITDA adjusted with the selected items included in EBITDA as summarized in the table below. The company has presented adjusted EBITDA and adjusted EBITDA per ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	(in millions)
Net earnings	$114	$71	$552	$333
Less: Net earnings attributable to noncontrolling interests	(49)	(41)	(114)	(92)
Net earnings attributable to common stockholders	65	30	438	241
Interest expense—net	59	55	170	171
Income tax provision	19	12	113	73
Depreciation and amortization	223	233	663	667
Less other adjustments:
Depreciation and amortization in noncontrolling interests(1)	(22)	(20)	(63)	(66)
Loan fee amortization(2)	(3)	(2)	(7)	(6)
EBITDA	341	308	1,314	1,080
Unrealized net mark-to-market loss (gain) on natural gas derivatives	2	(3)	3	(11)
Loss on foreign currency transactions including intercompany loans	5	4	12	1
Gain on sale of Pine Bend facility	—	—	(45)	—
Property insurance proceeds(3)	(15)	(10)	(15)	(10)
Costs related to acquisition of TNCLP units	—	—	—	2
PLNL withholding tax charge(4)	16	—	16	—
Total adjustments	8	(9)	(29)	(18)
Adjusted EBITDA	$349	$299	$1,285	$1,062

Net sales	$1,038	$1,040	$3,541	$3,297
Tons of product sold (000s)	4,752	4,765	14,555	14,606

Net earnings attributable to common stockholders per ton	$13.68	$6.30	$30.09	$16.50
EBITDA per ton	$71.76	$64.64	$90.28	$73.94
Adjusted EBITDA per ton	$73.44	$62.75	$88.29	$72.71
_______________________________________________________________________________

(1)
For the three and nine months ended September 30, 2019, and the three months ended September 30, 2018, amount relates only to CFN, as we purchased the remaining publicly traded common units of Terra Nitrogen Company, L.P. (TNCLP) on April 2, 2018. For the nine months ended September 30, 2018, amount includes $62 million related to CFN and $4 million related to TNCLP.

(2)	Loan fee amortization is included in both interest expense—net and depreciation and amortization.

(3)	Represents proceeds related to a property insurance claim at one of our nitrogen complexes.

(4)
Represents a charge in the three months ended September 30, 2019 on the books of Point Lisas Nitrogen Limited (PLNL), the company’s Trinidad joint venture, for a tax withholding matter. Amount reflects our 50% equity interest in PLNL.

During the three and nine months ended September 30, 2019 and 2018, certain items impacted our financial results. The following table outlines these items and how they impacted the comparability of our financial results during these periods. During the three months ended September 30, 2019 and 2018, we reported net earnings attributable to common stockholders of $65 million and $30 million, respectively. During the nine months ended September 30, 2019 and 2018, we reported net earnings attributable to common stockholders of $438 million and $241 million, respectively.

	Three months ended September 30,				Nine months ended September 30,
	2019		2018		2019		2018
	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax
	(in millions)
Unrealized net mark-to-market loss (gain) on natural gas derivatives(1)	2	2	(3)	(2)	3	3	(11)	(8)
Loss on foreign currency transactions, including intercompany loans(2)	5	4	4	3	12	9	1	1
Gain on sale of Pine Bend facility(2)	—	—	—	—	(45)	(35)	—	—
Insurance proceeds(2)(3)	(37)	(29)	(10)	(8)	(37)	(29)	(10)	(8)
Louisiana incentive tax credit(4)	—	—	—	—	—	(30)	—	—
Costs related to the acquisition of TNCLP units(5)	—	—	—	—	—	—	2	1
Earnings attributable to noncontrolling interests - TNCLP(6)	—	—	—	—	—	—	8	8
PLNL withholding tax charge(7)(8)	16	16	—	—	16	16	—	—
PLNL settlement income(7)	—	—	—	—	—	—	(19)	(19)
_______________________________________________________________________________

(1)	Included in cost of sales in our consolidated statements of operations.

(2)	Included in other operating—net in our consolidated statements of operations.

(3)
Represents proceeds related to an insurance claim at one of our nitrogen complexes. Consists of $22 million related to business interruption insurance proceeds and $15 million related to property insurance proceeds. The $10 million of insurance proceeds in 2018 is related to property insurance proceeds.

(4)	Included in income tax provision in our consolidated statement of operations.

(5)	Included in selling, general and administrative expenses in our consolidated statements of operations.

(6)	Included in net earnings attributable to noncontrolling interests in our consolidated statements of operations.

(7)	Included in equity in (losses) earnings of operating affiliate in our consolidated statements of operations.

(8)
Represents a charge in the three months ended September 30, 2019 on the books of PLNL, the company’s Trinidad joint venture, for a tax withholding matter. Amount reflects our 50% equity interest in PLNL.